Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.715.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
August 28, 2026	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
Coherus Oncology, Inc.	Hong Kong	Silicon Valley
333 Twin Dolphin Drive, Suite 600	Houston	Singapore
Redwood City, CA 94065	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re:    Shares of Common Stock, $0.0001 par value per share, having an aggregate offering price of up to $50,000,000

To the addressee set forth above:

We have acted as special counsel to Coherus Oncology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance from time to time of shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”), with an aggregate offering price of up to $50,000,000 (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2025 (Registration No. 333-291520) (the “Registration Statement”) and are being offered pursuant to a base prospectus dated December 8, 2025 (the “Base Prospectus”) and a prospectus supplement dated August 28, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to a Sales Agreement, dated August 28, 2026, by and between the Company and Leerink Partners LLC (the “Sales Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon the completion of all Corporate Proceedings (as defined below) relating to the Shares, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, upon issuance, delivery and payment therefor (not less than par value) in accordance with the Corporate Proceedings and the circumstances contemplated by the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply

August 28, 2026

with all applicable notice requirements regarding uncertificated shares provided in the DGCL, (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation and (iii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the board of directors (the “Board”) of the Company or one or more committees thereof established by the Board, or other person or body designated by the Board or one or more committees thereof, as having the authority to issue and sell Shares pursuant to the Sales Agreement in accordance with the DGCL, the certificate of incorporation and the bylaws of the Company and certain resolutions of the Board and one or more committees thereof (with such approvals referred to herein as the “Corporate Proceedings”) prior to issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 28, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP